Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Wynn Resorts, Limited on Form S-3 of our report dated February 21, 2003 (May 5, 2003 as to note 14) (which report makes reference to a revision to reflect restricted cash and investments as non-current assets), appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Wynn Resorts, Limited for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

December 9, 2003